Contact:

Wayne Schellhammer
Chairman & Chief Executive Officer
American CareSource Holdings, Inc.
Tel. 972-308-6830

The American Stock Exchange has Approved the Listing of Common Stock of American CareSource Holdings, Inc.

DALLAS, TX--(BUSINESS WIRE)--October 16, 2006-- American CareSource Holdings, Inc. ("American CareSource"), a healthcare services company, today announced that its shares of common stock have been approved for listing on the American Stock Exchange (the "Exchange") based upon a review by an Exchange Listing Qualifications Panel (the "Panel") which authorized approval of the listing pursuant to Section 1203(c) of the American Stock Exchange Company Guide, notwithstanding the fact that American CareSource does not fully satisfy the Exchange's regular Initial Listing Standard 2 because its stock price has been trading at less than $3.00. This approval is contingent upon American CareSource being in compliance with all applicable listing standards on the date it begins trading on the Exchange, and may be rescinded if American CareSource is not in compliance with such standards on such date. The Panel's decision was based upon its determination that American CareSource satisfies the minimum Alternative Listing Standard B and its affirmative finding that the following mitigating factors warrant listing pursuant to the Alternative Listing Standards: (1) American CareSource's recent trends of growing revenues and declining losses,
(2) the health care industry experience of American CareSource's Board of Directors and management, (3) American CareSource's particular niche in the health care market, particularly ancillary benefits management, and (4) the availability of capital to support American CareSource's plans.

About American CareSource:

American CareSource, a publicly traded ancillary care benefit management company, is a comprehensive ancillary care service provider offering a national network of more than 20,000 ancillary providers. American CareSource's ancillary network management provides a complete outsourced solution for a wide variety of healthcare payors and plan sponsors including self-insured employers, indemnity insurers, PPOs, HMOs, third party administrators and both the Federal and local governments. Through its product offerings, American CareSource offers its clients substantial discounts on services rendered through its network of ancillary care providers in more than 30 service categories.

Any statements that are not historical facts contained in this release are forward-looking statements. It is possible that the assumptions made by management for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, the effect of economic conditions, and intellectual property rights, and the outcome of competitive products, risks in product development, the results of financing effort, the ability to complete transactions, and other risks identified in this release, and the Securities and Exchange Commission filings of American CareSource.